Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Stillwater Mining Company:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-75404, 333-58251, 333-12455, and 333-12419) and on Form S-8 (Nos. 333-156262, 333-129953, 333-117927, 333-111989, 333-76314, 333-66364 and 333-70861) of Stillwater Mining Company of our reports dated March 16, 2009 with respect to the balance sheets of Stillwater Mining Company as of December 31, 2008 and 2007, and the related statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Stillwater Mining Company.
/s/ KPMG LLP
Billings, Montana
March 16, 2009